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                                                                    Exhibit 99.1



TRICORD SYSTEMS ANNOUNCES CFO'S RESIGNATION

MINNEAPOLIS, MN - (APRIL 9, 2002) - Tricord Systems, Inc. (Nasdaq: TRCD) today announced that chief financial officer Steve Opdahl has resigned. No successor is being named at this time. Keith Thorndyke, chief executive officer of Tricord, will temporarily assume the duties of chief financial officer.

"The company appreciates and thanks Steve for his dedicated efforts over the last year and a half and we wish him well in the future." said Keith Thorndyke. "We'll continue our work of increasing shareholder value in Tricord by leveraging our unique clustering technology, Illumina."

ABOUT TRICORD SYSTEMS

Tricord Systems, Inc. designs, develops and markets clustered server appliances and software for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is designed for applications including general file serving, virtual workplace solutions, digital imaging, and security. Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.

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MEDIA CONTACTS:
Tracey Floming, Tricord
720-548-4137

INVESTOR CONTACT:
Investor Relations
763-551-6402



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